     Filed pursuant to Rule 433
Registration No. 333-167672

FINAL TERM SHEET

Dated September 2, 2010

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$1,250,000,000 2.375% Notes due 2017

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	$1,250,000,000

Denomination:	$1,000 and multiples thereof

Settlement date:	September 13, 2010

Maturity date:	September 13, 2017

Interest:	2.375% p.a. payable semi-annually, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	TARGET, New York

Interest Payment Dates:	Every March 13 and September 13 of each year, commencing March 13, 2011

Issue price:	99.437%

Fees:	0.15%

Net proceeds:	$1,241,087,500

CUSIP:	51511CAE8

ISIN Number:	US51511CAE84

Joint Lead Managers:	HSBC Bank plc Morgan Stanley & Co. International plc RBC Capital Markets Corporation

Co-Lead Managers:	Bank of Montreal, London Branch Daiwa Capital Markets Europe Limited Merrill Lynch International TD Securities (USA) LLC UBS Limited

Listing:	SIX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC (including any related free-writing prospectus, preliminary prospectus supplement or preliminary pricing supplement, as applicable), for more complete information about the issuer and this offering. You may get these documents, as well as the final prospectus, prospectus supplement or pricing supplement (when completed), as applicable (such preliminary and final documentation together the Offering Documentation) for free by searching the SEC online database at: www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include&action=getcompany). Alternatively, any Joint Lead Manager participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free +1-866-718-1649.

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